ROCKETFUEL BLOCKCHAIN COMPLETES REVERSE MERGER TRANSACTION WITH B4MC GOLD MINES

STOCK CONTINUES TO BE QUOTED ON OTC MARKETS

Las Vegas, Nevada. June 28, 2018…RocketFuel Blockchain Company (“RocketFuel”) a developer of blockchain-based technology that offers highly-efficient check-out systems to eCommerce, today announced the completion of a reverse merger with B4MC Gold Mines, Inc. (“B4MC Gold Mines”) (OTC PINK: BFMC). The merger was effected through a reverse takeover transaction pursuant to a Contribution Agreement whereby B4MC Gold Mines issued 17,001,312 shares of common stock to the shareholders of RocketFuel. As a result of the transaction, a change of control ensued whereby RocketFuel became a wholly-owned subsidiary of B4MC Gold Mines, and the RocketFuel shareholders became the holders of 75% of the issued and outstanding shares of B4MC Gold Mines. Over the next several weeks, the combined company (the “Company”) intends to change the name of B4MC Gold Mines to RocketFuel Blockchain, Inc. and file necessary applications to change its ticker symbol.

RocketFuel was formed on January 12, 2018 for the purpose of bringing highly efficient check-out systems to eCommerce. RocketFuel is in the process of developing check-out platforms based upon blockchain technology that are designed to increase speed, security, and ease of use. RocketFuel believes that users will enjoy seamless check-out and can forget about the clunky cart paradigm of the past. Using RocketFuel’s technology, merchants will be able to implement new impulse buying schemes that are unavailable in present day eCommerce sites.

Mr. Joseph Page, Treasurer of RocketFuel and incoming CTO of the Company, said, “We are very excited to bring new functionality enabled by the blockchain into modern eCommerce. Many very important new attributes of distributed public ledgers are believed likely to radically change value transactions in many fields. Our goal is to be among the first to convert blockchain functionality into real world working improvements that will bring great convenience to the consumer and merchants alike.”

Mr. Gert Funk, President of RocketFuel and incoming CEO of the Company, added, “We believe that the current eCommerce shopping cart paradigm is less than ideal and leads to very high cart abandonment rates. This is especially true with mobile checkout. With our eCommerce checkout solutions prototype, the total number of clicks to fully complete checkout is reduced from an average of about 70 down to 2 or 3 clicks. We believe that merchants have not previously been able to effect checkout from 3rd party host websites, and we aim to be the first to propose complete checkout in advertisements hosted on 3rd party sites – a remarkable economic advantage indeed.”

About RocketFuel Blockchain Company

RocketFuel Blockchain Company is developing technology to bring highly efficient check-out systems to eCommerce. These new check-out systems are based on blockchain technology and are designed to increase speed, security, and ease of use. RocketFuel believes that users of its technology will be able to enjoy seamless check-out and forget about the clunky cart paradigm of the past. Merchants will be able to implement new impulse buying schemes that may be unavailable in present day eCommerce sites. More information about RocketFuel is available at: rocketfuelblockchain.com.

Forward-Looking Statements

The Company believes that this press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Terms such as “may,” “might,” “would,” “should,” “could,” “project,” “estimate,” “pro-forma,” “predict,” “potential,” “strategy,” “anticipate,” “attempt,” “develop,” “plan,” “help,” “believe,” “continue,” “intend,” “expect,” “future,”

and terms of similar import (including the negative of any of these terms) may identify forward-looking statements. Such forward-looking statements, including but not limited to statements regarding the plans and objectives of management for future operations, are based on management’s current expectations and are subject to risks and uncertainties that could cause results to differ materially from the forward-looking statements. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the accuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, market acceptance of the company’s products and services; competition from existing products or new products that may emerge; the implementation of the company’s business model and strategic plans for its business and our products; estimates of the company’s future revenue, expenses, capital requirements and need for financing; current and future government regulations; and developments relating to the company’s competitors. Readers are cautioned not to place undue reliance on forward-looking statements because of the risks and uncertainties related to them. For further information on such risks and uncertainties, you are encouraged to review the Company’s filings with the Securities and Exchange Commission (“SEC”), including its Current Report on Form 8-K relating to the reverse merger and related transactions which will be filed with the SEC on or before July 3, 2018. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

For further information contact:

Gert Funk

Chief Executive Officer

Phone +33 6 81 83 41 20

Email press@rocketfuelblockchain.com